UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Exchange Act of 1934 (Amendment No. __)

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MACATAWA BANK CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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10753 Macatawa Drive
Holland, Michigan 49424

February [•], 2011

Dear Shareholder:

Your Board of Directors requests your approval of a proposal to increase our authorized shares of common stock, which is intended to permit us to increase our capital levels.

We need additional capital to comply with the terms of our Consent Order and to provide an increased ability to absorb possible future losses. Our capital is at levels below those required by our Consent Order with the FDIC and state bank regulators. The failure of Macatawa Bank to comply with the terms of the Consent Order could result in additional regulatory actions against the Bank. These actions, if taken, could have a material adverse effect on the business of the Bank and the value of your investment. Without additional capital, the Bank could be forced to further curtail operations and further reduce its assets and deposits, which could further diminish the value of the Bank's franchise and cause it to be unable to respond to business opportunities. We believe the recent economic downturn and our recent operating results underscore the strategic importance of increasing capital levels to enhance our ability to continue working through the ongoing impact of the recession on our loan portfolio and absorb possible future losses.

We also need additional capital in order to take advantage of the opportunities that may be presented to us and provide a foundation for future growth. We believe that the current financial and regulatory environment provides the Company with opportunities to enhance shareholder value. We believe we have a significant opportunity to attract new clients and pursue other growth opportunities. We believe that with additional capital, the Company will be able to act upon opportunities to improve its profitability, restore its franchise and enhance overall shareholder value.

If an increase in our authorized shares of common stock is approved, we intend to offer shares of our common stock in a shareholder rights offering and related public offering. In the rights offering, our shareholders will be given the right to purchase shares based on their current ownership of common stock and the option to purchase additional shares. Concurrent with the rights offering, we also intend to offer additional shares of common stock to other investors in a public offering. We have not yet determined the final terms of the offering, including the number and price of shares that we intend to offer and sell in the offering.

Your Board of Directors believes that it will be in the best interests of the Company, its shareholders and the Bank to increase our capital to position the Company to be prepared to take advantage of business opportunities as they may arise, to provide a foundation for growth, to create conditions necessary to enhance shareholder value in the future, to satisfy regulatory requirements and to provide an increased ability to absorb potential future losses.

Your Board of Directors recommends that you vote "FOR" each of the proposals described in the proxy statement.

We cordially invite you to attend a special meeting of shareholders that will be held on March [•], 2011, at [•] local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426. We have enclosed a notice of the meeting and our proxy statement. The proxy statement includes information about the various proposals and information about the different methods you can use to vote by proxy.

On behalf of your Board of Directors and management, I would like to express my appreciation for your continued support and confidence.

Sincerely,

[insert e-signature]

Richard L. Postma Chairman of the Board

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MACATAWA BANK CORPORATION

10753 Macatawa Drive
Holland, Michigan 49424

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Our Shareholders:

A special meeting of shareholders of Macatawa Bank Corporation will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, on March [•], 2011, at [•] local time. At the meeting, we will consider and vote on the following proposals:

1)	Increase Authorized Common Stock. Amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 200,000,000 shares.

2)

Adjournment of Special Meeting. Adjourn the special meeting of shareholders, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve Proposal 1.

We will also conduct any other business that may properly come before the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on February [•], 2011. The enclosed proxy statement is first being sent to our shareholders on approximately February [•], 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on March [•], 2011: This proxy statement is available for viewing, printing and downloading on the Internet at [•] or in the "Investor Relations" section of our website, www.macatawabank.com, by clicking the "Documents/SEC Filings/Annual Report" link. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission from this section of our website.

BY ORDER OF THE BOARD OF DIRECTORS

[insert e-signature]

Jon W. Swets
Secretary
February [•], 2011

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MACATAWA BANK CORPORATION

PROXY STATEMENT
dated February [•], 2011

For the Special Meeting of Shareholders
to be held March [•], 2011

Proposal 1 - Increase Authorized Common Stock

Amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 200,000,000 shares.

Background and Reasons

The economic downturn in Michigan and resulting severe decline in real estate values has had a direct and adverse effect on the financial condition and results of operations of the Company and Macatawa Bank. Capital levels of both the Company and the Bank have been reduced as a result of elevated loan charge-offs, increases in the allowance for loan losses, expenses and losses related to administration and disposition of properties taken as collateral, and related accounting charges and operating expenses.

As a result of the economic downturn and the adverse effect it has had on the results of operations and capital of the Bank, on February 22, 2010, Macatawa Bank entered into a Consent Order with the Federal Deposit Insurance Corporation ("FDIC") and the Michigan Office of Financial and Insurance Regulation ("OFIR"), the primary regulators of the Bank. The Consent Order was the result of ongoing discussions between regulators and the Bank based on a regulatory examination conducted in summer 2009. The Consent Order, among other requirements, requires the Bank to have and maintain a Tier 1 Leverage Capital Ratio of at least 8% and a Total Risk Based Capital Ratio of at least 11%. As of September 30, 2010, the Bank's Tier 1 Leverage Capital Ratio was 6.6% and its Total Risk Based Capital Ratio was 9.2%. As a result, the Bank was not in compliance with the Consent Order.

The Company has formally entered into a Written Agreement with the Federal Reserve Bank of Chicago ("FRB") with an effective date of July 23, 2010. Among other things, the Written Agreement provides that: (i) the Company must take appropriate steps to fully utilize its financial and managerial resources to serve as a source of strength to Macatawa Bank; (ii) the Company may not declare or pay any dividends without prior FRB approval; (iii) the Company may not take dividends or any other payment representing a reduction in capital from Macatawa Bank without prior FRB approval; (iv) the Company may not make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior FRB approval; (v) the Company may not incur, increase or guarantee any debt without prior FRB approval; (vi) the Company may not purchase or redeem any shares of its stock without prior FRB approval; and (vii) the Company may not appoint any new director or senior executive officer, or change the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, without prior regulatory approval.

The Board of Directors of Macatawa has significantly changed the strategic direction and focus of the Bank to improve its internal operations and to work out of its problem loans and assets. During the fourth quarter of 2009, the Macatawa Board of Directors elected a new, independent Chairman of the Board. Macatawa has since worked closely with its regulators at the FRB and Macatawa Bank's regulators at the FDIC and OFIR to put in place improved controls and procedures. The Macatawa Bank Board of

Directors has implemented additional corporate governance practices and disciplined business and banking principles, including more conservative lending principles that comply with regulatory standards, and appointed experienced and disciplined lending and compliance personnel.

Despite the strain that a continuing soft economy places on the loan portfolio, we are committed to our efforts to mitigate future loan losses. We have taken tangible steps intended to reduce exposure within certain credit concentrations, establish more conservative lending principles that comply with regulatory standards, implement new lending and compliance policies and procedures, and enhance problem loan identification and resolution plans.

These steps include the following:

•

Board Oversight. The Board of Directors and the Audit and Compliance Committees of the Board now both meet monthly to monitor, among other items, the new lending and compliance procedures. The Board also restructured the reporting lines for departments involved in managing activities involved in the lending function. The Special Asset Group responsible for the disposition of problem assets, the Credit Administration department responsible for implementation of loan policy and credit monitoring, and the Risk Management Department are led by qualified officers who report directly to the Audit Committee. The Board has taken steps intended to ensure that necessary resources are allocated to compliance and to work out of the Bank's problem loans and assets.

•

Plan to Reduce Substandard Assets. We recognize the need to reduce our risk position related to substandard assets. We have adopted and are implementing specific plans for each asset identified as substandard. We plan to achieve reductions in a variety of ways, including collecting, upgrading (when appropriate and independently verified), "right-sizing," or improving the quality of the assets. The ultimate objective is to return the amount of these assets to an acceptable level. The Company also recognizes that the downturn in real estate values may be sustained and it must continuously reevaluate every classified asset. The economic environment has a direct impact on the market and all classified loans will be re-evaluated regularly as the circumstances surrounding each asset evolve. The specific plans are reviewed and approved by the Audit and Compliance Committees at monthly meetings.

•

Concentration Reduction. We are implementing a concentration reduction plan to measure and monitor concentrations of credit on an ongoing basis. Execution of that plan included curtailing the origination of residential land development loans, the portfolio primarily responsible for our loan losses. Increased emphasis has been placed on obtaining updated property valuations and right-sizing of loan balances either through pay downs or by obtaining additional collateral in order to protect the Bank.

•

Loan Review. The Loan Review function now reports directly to the Audit Committee. The Risk Management department is now responsible administratively for the Loan Review function and has expanded the department to include a Senior Loan Review Manager and additional resources to support our goal of completing an independent, annual review of the entire commercial loan portfolio to monitor the accuracy and completeness of the watch list and all risk grades. This process is intended to identify any violations of law, rules, or regulations and policy, credit and collateral documentation exceptions and track corrective measures. This function is also responsible for the integrity of the loan grading system and the independent review of loan grades at inception and renewal. We also engaged an independent consultant to help us assess the risk in our loan portfolio.

•

Lender Accountability. Management established individual lender scorecards which are monitored on an ongoing basis. Lenders are apprised monthly of these scorecards and held accountable. We evaluated the performance of individual lenders and implemented corrective action, including the termination of loan officers whose loan portfolios included a majority of the Company's non-performing assets.

•

Loan Policies and Procedures. Loan policy and underwriting guidelines were significantly enhanced in 2009 and have been reassessed for compliance with regulatory requirements and disciplined business practices. Improvements have been made to the Appraisal Policy, Commercial Loan Policy, Environmental Risk Policy, Consumer Loan Policy, Loan Loss Reserve Policy, Non-Accrual and Charged-Off Loan Policy, Real Estate Loan Policy and Loan Review Policy. Further enhancements to the control framework will be evaluated on an on-going basis.

The second and third quarters of 2010 reflected continuing progress made in implementing these plans. The following table highlights asset quality results achieved in 2010:

(in millions)	Quarter Ended September 30, 2010	Quarter Ended June 30, 2010	Quarter Ended March 31, 2010	Quarter Ended December 31, 2009

Commercial loans	$ 973.6	$ 1,047.4	$ 1,112.6	$ 1,210.4
Nonperforming loans	84.4	95.1	102.5	103.9
Other real estate owned and repo assets	54.1	48.8	45.9	37.3
Total nonperforming assets	138.6	143.8	148.4	141.2
Net chargeoffs	4.6	6.3	13.6	15.0
Total delinquencies	81.1	94.2	124.8	118.6

Beginning in 2008, our Board of Directors and management have taken a number of steps in an effort to preserve our capital ratios in light of our credit quality and loan loss challenges, liquidity pressures, and reported operating losses resulting from the disruptions in the credit and real estate markets and the weakening economy, including in particular the poor economic conditions in Michigan. Some of the steps we have taken include:

•

In 2008, we issued 31,290 shares of 12.0% Series A Non-cumulative Convertible Perpetual Preferred Stock (the "Series A Preferred Stock") with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $31.3 million. Proceeds of $30.6 million from issuance were net of $686,000 of costs. The Series A Preferred Stock qualified as Tier 1 regulatory capital for the Company.

•

In 2009, we issued 2,600 shares of 9.0% Series B Non-cumulative Convertible Perpetual Preferred Stock (the "Series B Preferred Stock") with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $2.6 million. Proceeds of $2.6 million from issuance were net of $40,000 of costs. The Series B Preferred Stock qualified as Tier 1 regulatory capital for the Company.

•

In 2009, we issued 538,386 shares of common stock to accredited investors as part of a private offering. The shares were issued at an average price of $3.06 per share resulting in total proceeds of $1.7 million. The shares of common stock issued qualified as Tier 1 regulatory capital for the Company.

•

In 2009, we received proceeds of $1,650,000 from the issuance of unsecured subordinated debt. The subordinated debt was in the form of 11% subordinated notes due 2017 and redeemable three years after issued. The subordinated notes qualified as Tier 2 regulatory capital for the Company.

•

In December of 2009, the Board of Directors of the Company resolved that it will not declare or pay any cash dividends on the Series A or Series B Preferred Stock until further action by the Board of Directors. During the period that the Company does not declare and pay cash dividends on its Series A or Series B Preferred Stock, it may not declare or pay any cash dividends on the Company's common stock.

•

In December of 2009, the Board of Directors of the Company resolved that the Company will exercise its right to defer interest payments on the Debentures for each trust for twenty consecutive quarterly periods or until such earlier time as is determined by further action of the Board of Directors. During the deferral period, the Company may not declare or pay any dividends on the Company's common stock or preferred stock or make any payment on any outstanding debt obligations that rank equally with or junior to the Debentures.

•

In May of 2010, we sold nearly all of the municipal, corporate and U.S. agency securities in our available-for-sale investment portfolio. We realized a net gain of approximately $2.7 million from the sale of the securities. The realized gains and the repositioning of the securities portfolio increased the total risk-based capital ratio of the Bank by approximately 21 basis points. This increase in the total risk-based capital ratio was approximately equivalent to the increase in capital ratios that would have resulted from a $3.0 million increase in shareholders' equity. The realized gains increased the Bank's ratio of Tier 1 capital as percent of its total assets by approximately 16 basis points.

•

We have reduced expenses and removed approximately $9.0 million from the Bank's annualized operating costs since the beginning of 2008. During the first nine months of 2010, noninterest expenses, excluding nonperforming asset costs and FDIC assessments, were at their lowest quarterly levels in over five years. The management team remains active at exploring on-going cost reduction opportunities as the Bank continues to right-size its operation.

•

We have reduced total assets from $2.15 billion at December 31, 2008 to $1.61 billion at September 30, 2010. The decrease in total assets was largely from a reduction in our loan portfolio from efforts to reduce concentration in certain loan types. We are implementing a concentration reduction plan to measure and monitor concentrations of credit on an ongoing basis. Execution of that plan included curtailing the origination of residential land development loans, the portfolio primarily responsible for loan losses in 2008 and 2009. Increased emphasis has been placed on obtaining updated property valuations and right-sizing of loan balances either through pay downs or by obtaining additional collateral in order to protect the Bank. We expect further asset reductions in these areas as we continue to execute this plan.

Despite these efforts, as of September 30, 2010, the Bank's capital levels remained at levels below those required by the Consent Order. The failure of the Bank to comply with the terms of the Consent Order could result in additional regulatory actions against the Bank. These actions, if taken, could have a severely adverse effect on the business of the Bank and the value of your investment. Without additional capital, the Bank could be forced to further curtail operations and further reduce its assets and deposits, which could diminish the value of the Bank's franchise and cause it to be unable to respond to business opportunities.

Your Board of Directors believes our current levels of capital are insufficient in light of our current financial condition. We believe the recent economic downturn and our recent operating results underscore the strategic importance of increasing capital levels to enhance our ability to continue working through the ongoing impact of the recession on our loan portfolio and absorb possible future losses. We must increase our capital levels to comply with the terms of the Consent Order and believe it is prudent to raise capital to levels higher than those required by the Consent Order to provide an increased ability to absorb possible future losses, to position the Company to be prepared to take advantage of business opportunities as they may arise, to provide a foundation for growth, and to create conditions necessary to enhance shareholder value in the future.

We believe we need additional authorized shares of common stock to be able to pursue the full range and extent of possible capital-raising opportunities that the Board may determine to be in the best interests of the Company, its shareholders and the Bank. We have initiated a process to identify and evaluate a broad range of strategic alternatives to increase our capital levels. These alternatives include capital-raising transactions involving public or private offerings of common stock, including the Offering described below. We currently do not know the amount of cash that would be received by us in the Offering or any future offering of shares of our common stock or securities that are convertible into shares of our common stock. We currently intend to use the proceeds, if any, of the Offering and any future offering to contribute to the capital of the Bank to increase the Bank's capital and regulatory capital ratios and for general corporate purposes, including funding organic loan growth and long-term strategic opportunities. The Company currently intends to retain a portion of the net proceeds of the Offering and any future offering to pay its continuing operating expenses.

We currently intend to initiate an offer to exchange shares of our common stock for shares of our outstanding subordinated notes. We may also initiate future exchange offers with one or more holders of our outstanding preferred stock. The number of shares of our common stock that we would issue in any single exchange offer or series of related exchange offers would not exceed 19.9% of the issued and outstanding shares of our common stock at the time the transaction or series of related transactions is commenced. The additional authorized shares would also be available for possible future stock splits and dividends, common share for share exchange based acquisitions, equity incentive plans, and other corporate purposes that might be considered.

On February 2, 2010, we filed a Form S-1 Registration Statement to register shares of our common stock that we intend to offer to our shareholders in a shareholder rights offering and to other investors in a public offering as described in such registration statement (the "Offering"). In the Offering, we intend to distribute at no cost or charge to our shareholders a subscription right for each share of common stock owned as of a specified date. The subscription right will give to each shareholder a basic subscription privilege, which will permit a shareholder to purchase shares of common stock based on the shareholder's current ownership of common stock, and an oversubscription privilege, which will permit a shareholder to purchase additional shares of common stock not purchased by other shareholders under their basic subscription privileges, at the subscription price. Concurrent with the shareholder rights offering, we also intend to offer additional shares of common stock to other investors in a public offering. If Proposal 1 is approved, we intend to initiate the Offering. We have not yet determined the final terms of the Offering, including the number and price of shares that we intend to offer and sell in the Offering. Accordingly, it is impracticable to estimate the approximate amount of consideration that we will receive in the Offering and the approximate amount of net proceeds, if any, received in the Offering that will be devoted to specified purposes. Additional Information about the Offering may be found in the Company's Form S-1 Registration Statement filed with the Securities and Exchange Commission on February 2, 2011, and such information is here incorporated by reference.

This proxy statement is not an offer to sell or the solicitation of an offer to buy shares of our common stock or any other securities. Offers and sales of common stock issuable in connection with the Offering will only be made by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and applicable state securities laws, on the terms and subject to the conditions set forth in such prospectus.

Proposed Amendment

We currently have 40,000,000 shares of common stock authorized for issuance and 500,000 shares of preferred stock authorized for issuance. Of those 40,000,000 shares, as of September 30, 2010, 17,680,211 shares of common stock were issued and outstanding, 748,921 shares of common stock were reserved for issuance upon the exercise of stock options, 1,478,811 shares were reserved for issuance upon the exercise of outstanding warrants, 3,496,032 shares were reserved for issuance upon the conversion of the Series A Preferred Stock, and 433,342 shares reserved for issuance upon the conversion of the Series B Preferred Stock, leaving us with 16,162,683 shares of common stock available for future issuance. As of September 30, 2010, we had 31,290 shares of the Series A Preferred Stock issued and outstanding and 2,600 shares of the Series B Preferred Stock issued and outstanding, leaving us with 466,110 shares of preferred stock available for future issuance.

If the shareholders approve Proposal 1, we will file a Certificate of Amendment to our Articles of Incorporation to amend Article III of our Articles of Incorporation to amend, in its entirety, the first paragraph to read, as follows:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is two hundred million five hundred thousand] (200,500,000) shares, of which two hundred million (200,000,000) shall be common stock and five hundred thousand (500,000) shares shall be series preferred stock.

The text of the proposed amendment is subject to modification to include such changes as the Board determines to be necessary or advisable to effect the increase in authorized shares of common stock.

Consequences if Amendment Is Not Approved

Our capital levels are not in compliance with the Consent Order. If the amendment is not approved, then it is possible that we will not have a sufficient amount of shares of common stock available to accomplish the goals of our capital plan, including commencing the Offering, raising a sufficient amount of capital to comply with the Consent Order, positioning the Company to be prepared to take advantage of business opportunities as they may arise, providing a foundation for growth, creating conditions necessary to enhance shareholder value in the future, and providing an increased ability to absorb possible future losses. The failure of the Bank to comply with the terms of the Consent Order could result in additional regulatory actions against the Bank. These actions could include subjecting the Bank to a cease and desist order, removal of directors, officers and employees, imposition of civil money penalties and other regulatory actions. These actions, if taken, could have a material adverse effect on the business of the Bank and the value of your investment. Without additional capital, the Bank could also be forced to further curtail operations and reduce its assets and deposits which could diminish the value of the Bank's franchise and cause it to be unable to respond to business opportunities.

Rights of Additional Authorized Shares

All of the additional authorized shares of Macatawa common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of Macatawa common stock presently issued and outstanding. Our authorized capital stock also includes, and will continue to include without increase, 500,000 shares of preferred stock. As of September 30, 2010, we had 33,890 shares of preferred stock issued and outstanding. Shareholders have no preemptive rights to acquire shares of common stock issued by Macatawa under its Articles of Incorporation and shareholders would not acquire preemptive rights with respect to the additional authorized shares of Macatawa common stock under the proposed amendment to the Articles of Incorporation.

Potential Effects of Amendment

Under some circumstances, the issuance of additional shares of Macatawa common stock could substantially dilute the voting rights, equity and earnings per share of existing shareholders. We currently do not know the amount of shares of Macatawa common stock, if any, that will be offered for cash in the Offering or one or more future offerings, but the number of shares offered will most likely be substantial. Consequently, the Offering and any future offerings of Macatawa common stock or securities that are convertible into Macatawa common stock for cash could be substantially dilutive to the voting rights, equity and earnings per share of existing shareholders. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock.

The additional shares of common stock that would become available for issuance if the amendment is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. For example, without further shareholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this amendment to increase the authorized common stock has been prompted by the business and financial considerations described above and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), shareholders should be aware that approval of the amendment could facilitate future efforts by us to deter or prevent changes in control.

Future Shareholder Approval

If the proposed amendment is approved, the newly authorized shares of Macatawa common stock would be unreserved and available for issuance by Macatawa without further shareholder approval, except where shareholder approval is required under NASDAQ rules. Under NASDAQ Marketplace Rule 5635, prior shareholder approval would generally be required for any non-public offering of shares equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before issuance at a price less than the greater of book or market value. Any "public offering" (within the meaning of Marketplace Rule 5635) would not require shareholder approval. In addition, any offering that would or could result in a "change in control" (within the meaning of Marketplace Rule 5635) of Macatawa would require shareholder approval. We intend that the Offering for which we have filed a Form S-1 Registration Statement will be a "public offering" within the meaning of Marketplace Rule 5635 and do not intend to seek specific shareholder approval of the Offering.

Your Board of Directors recommends that you
vote FOR approval of Proposal 1.

Proposal 2 - Adjournment of Special Meeting

Adjourn the special meeting, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve Proposal 1.

At the special meeting, if the number of shares of our common stock present or represented and voting in favor of Proposal 1 is insufficient to approve any proposal, our management may move to adjourn the meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of any proposal. In that event, voting will occur only with respect to adjournment of the meeting and any other proposal for which we have received sufficient votes for approval, and not any proposal for which sufficient votes for approval have not been received.

We are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the special meeting; if necessary. If our shareholders approve this proposal, we could adjourn the meeting, to use the additional time to solicit additional proxies in favor of Proposal 1 if it has not received votes sufficient for approval, including the solicitation of proxies from shareholders that have previously voted against Proposals 1. Your Board of Directors believes that if there are an insufficient number of votes to approve Proposals 1, it is in the best interests of the Company and its shareholders to allow the Company, for a limited period of time, to solicit additional proxies in favor of Proposal 1.

Your Board of Directors recommends that you
vote FOR approval of Proposal 2.

Questions and Answers about the Proxy Materials and the Special Meeting

Q.	Why am I receiving these materials?

A.

You are receiving these materials because our shareholders must approve the proposals described in this proxy statement before we can act on them. The Company's Board of Directors is providing these materials to you in connection with its solicitation of proxies for use at a special meeting of shareholders of Macatawa Bank Corporation. The meeting will take place on March [•], 2011, at [•], local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What information is contained in these materials?

A.

The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	What proposals will be voted on at the meeting?

A.	The following proposals will be voted on at the meeting:

	1)	A proposal to amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 200,000,000 shares.

	2)	A proposal to adjourn the special meeting, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve Proposal 1.

In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	How does the Company's Board of Directors recommend that I vote?

A.	Your Board of Directors recommends that you vote FOR each of the proposals described in this proxy statement.

Q.	Who may vote?

A.

You may vote at the annual meeting if you were a shareholder of record of Macatawa common stock at the close of business on February [•], 2011. Each shareholder is entitled to one vote per share of Macatawa common stock on each matter presented for a shareholder vote at the meeting. As of February [•], 2011, there were [•] shares of Macatawa common stock outstanding.

Q.	How do I vote?

A.

If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the meeting and at any adjournment of the meeting. If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for each of the proposals described in this proxy statement. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.

Q.	How do I vote if I hold my shares in "street name"?

A.

If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Does my broker have discretionary authority to vote my shares?

A.

If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain "routine" matters. We expect that each of the proposals in this proxy statement will be considered routine matters and your broker will have discretionary authority to vote your shares on these proposals.

Q.	What are broker non-votes and what effect do they have on the voting on the proposals?

A.

Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following three things:

• by delivering written notice of revocation to Macatawa's Secretary, Jon W. Swets, at 10753 Macatawa Drive, Holland, Michigan 49424;

• by delivering a proxy bearing a later date than the proxy that you wish to revoke; or

• by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that we will count.

Q.	What is the quorum requirement for the meeting?

A.

To conduct business at the meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Macatawa common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter. Although broker non-votes count for quorum purposes, we do not count them as votes for or against any proposal.

Q.	May the meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum.

In addition, our Bylaws allow the Chairman of the Board to adjourn the meeting if a quorum is not present, if disorder arises or if he determines that no further matters may properly come before the meeting.

If a quorum is not present at the meeting, or if the necessary votes to approve any of the proposals described in this proxy statement have not been obtained, we expect to adjourn the meeting to solicit additional proxies.

Q.	What vote is necessary to approve the proposals?

A.

Proposal 1 will be approved if a majority of the shares entitled to vote are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on Proposal 1 in person or by proxy will not be included in the vote count.

Proposal 2 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on Proposal 2 in person or by proxy will not be included in the vote count.

We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately February [•], 2011.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the special meeting?

A.

We will announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the date of the meeting.

Definitions

In this proxy statement, "we," "us," "our," the "Company" and "Macatawa" refer to Macatawa Bank Corporation, the "Bank" refers to Macatawa Bank, and "you" and "your" refer to each shareholder of Macatawa Bank Corporation.

Forward-Looking Statements

This proxy statement contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Macatawa Bank Corporation. Forward-looking statements are identifiable by words or phrases such as "outlook", "plan" or "strategy"; that an event or trend "may", "should", "will", "is likely", or is "probably" to occur or "continue", has "begun" or "is scheduled" or "on track" or that the Company or its management "anticipates", "believes", "estimates", "plans", "forecasts", "intends", "predicts", "projects", or "expects" a particular result, or is "committed", "confident", "optimistic" or has an "opinion" that an event will occur, or other words or phrases such as "ongoing", "future", "signs", "efforts", "tend", "exploring", "appearing", "until", "near term", "going forward" and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, statements related to future capital levels, future capital raising activities, future uses of any proceeds resulting from capital raising activities, future profitability levels, our ability to comply with the terms of our Consent Order and Written Agreement, our ability to continue to achieve efficiencies and expense reduction, and future growth and business opportunities. All statements with references to future time periods are forward-looking. Our ability to fully comply with our Consent Order and Written Agreement, raise capital, improve regulatory capital ratios, successfully implement new programs and initiatives, increase efficiencies, address regulatory issues, improve internal controls over financial reporting, maintain our current level of deposits and other sources of funding, maintain liquidity, respond to declines in collateral values and credit quality, and improve profitability is not entirely within our control and is not assured. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extend, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2009 and in "Part II, Item 1A - Risk Factors" of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

Ownership of Macatawa Stock

Five Percent Shareholders

The following table sets forth the number of shares of Macatawa common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Macatawa's outstanding shares of common stock as of December 31, 2010. This information is based entirely on the most recent Schedule 13-D or Schedule 13-G, as applicable, or amendment filed by the listed party as of December 31, 2010. The Company is not responsible for the accuracy of this information.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)

White Bay Capital, LLLP(2) 3133 Orchard Vista Drive, S.E. Grand Rapids, Michigan 49546	2,234,636	2,234,636	0	2,234,636	9.9%

Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	892,817	922,389	0	922,389	5.22%

(1)	The percentages set forth in this column were calculated on the basis of 17,679,623 shares of common stock outstanding as of December 31, 2010.
(2)

Based on a Schedule 13D dated as of December 30, 2010 filed by White Bay Capital, LLLP. White Bay Capital, LLLP owns 20,000 shares of Series A Preferred Stock that is convertible into common stock, subject to a limitation that it cannot be converted into common stock to the extent such conversion would cause the holder to own more than 9.9% of the Company's outstanding common stock at the time. If White Bay Capital, LLLP converted all 20,000 shares of Series A Preferred stock, the 2,234,636 resulting shares of common stock would represent 12.6% of the Company's outstanding common stock.

(3)

Based on a Schedule 13G/A dated as of December 31, 2009 filed by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds"). In its role as investment advisor and investment manager, Dimensional had sole dispositive power over 922,389 shares of common stock and sole voting power over 892,817 shares of common stock as of December 31, 2009. The Funds own all securities reported in the Schedule 13G/A, and Dimensional disclaims beneficial ownership of such securities.

Ownership of Management

The table below sets forth the number of shares of Macatawa common stock that each of our directors and nominees for director, each named executive officer in the Summary Compensation Table below, and all directors, nominees for director and named executive officers of Macatawa as a group are deemed to have beneficially owned as of December 31, 2010. Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Mark J. Bugge	10,670	0	10,670	*
Wayne J. Elhart	3,857	61,953	65,804	*
Charles A. Geenen	5,011	1,900	6,911	*
Ronald L. Haan	132,792	6,667	139,459	*
Robert L. Herr	0	0	0	*
Birgit M. Klohs	2,567	0	2,567	*
Arend D. Lubbers.	29,019	9,627	38,646	*
Douglas B. Padnos(5)	55,865	9,597	65,462	*
Richard L. Postma	0	0	0	*
Thomas P. Rosenbach	0	0	0	*
Jon W. Swets	88,466	1,995	90,461	*
Jill A Walcott	53,174	0	53,174	*
Thomas J. Wesholski	32,344	0	32,344	*
All directors, nominees and executive officers as a group (11 persons)	413,765	91,739	505,504	2.9%

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of December 31, 2010.

(2)

These numbers include shares held directly, shares subject to options that are currently exercisable or that will be exercisable within 60 days after December 31, 2010, and common shares issuable upon the conversion of preferred stock. Each listed person with such stock options and the number of shares subject to such stock options, or with such preferred stock and the number of common shares into which the preferred stock is convertible, is shown in the chart below:

	Stock Options	Conversion of Preferred Stock

Mark J. Bugge	0	0
Wayne J. Elhart	0	0
Charles A. Geenen	0	0
Ronald L. Haan	97,772	0
Robert L. Herr	0	0
Birgit M. Klohs	0	0
Arend D. Lubbers.	27,758	0
Douglas B. Padnos(5)	0	55,865
Richard L. Postma	0	0
Thomas P. Rosenbach	0	0
Jon W. Swets	59,958	0
Jill A. Walcott	43,174	0
Thomas J. Wesholski	10,732	0

All directors, nominees and executive officers as a group (11 persons)	239,394	55,865

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.

(4)

The percentages set forth in this column were calculated on the basis of 17,679,623 shares of common stock outstanding as of December 31, 2010, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after December 31, 2010 and shares of preferred stock that are convertible into common stock. Shares subject to such options are considered to be outstanding for purposes of this table. The number of shares subject to such options for each listed person that has such options is set forth in footnote (2) above.

(5)

Mr. Padnos also holds sole and total beneficial ownership of 500 shares of Series A Preferred Stock representing [•] % of that class of stock. No other director or named executive officer has beneficial ownership of any shares of Macatawa preferred stock.

Shareholder Proposals

Any proposal of a shareholder intended to be presented for action at the 2011 annual meeting of the Company must be received by the Company and can be mailed to P.O. Box 3119, Holland, Michigan 49422-3119, before December 2, 2010, if the shareholder wishes the proposal to be included in the Company's proxy materials for that meeting. For all other proposals, notice must be received by the Company mailed to the same address, before March 5, 2011 but after February 3, 2011.

Solicitation of Proxies

We will initially solicit proxies by mail. In addition, directors, officers and associates of Macatawa and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners. We have engaged Georgeson, Inc. to assist with the solicitation of proxies for a fee not to exceed [$6,500], plus reimbursement for out-of-pocket expenses.

Additional Information

An Annual Report on Form 10-K for the year ended December 31, 2009 will be provided free to shareholders upon written request. Write to Macatawa Bank Corporation, Attention: Jon W. Swets, Secretary, P.O. Box 3119, Holland, Michigan 49422-3119, or the Form 10-K may also be accessed under "Investor Relations" section of our website, www.macatawabank.com, by clicking the "Documents/SEC Filings/Annual Report" link. The Form 10-K and certain other periodic filings are filed with the SEC. The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Company, that file electronically. The SEC's web site address is http:\\www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

[insert e-signature]

Jon W. Swets
Secretary
February [•], 2011

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. See the information in the Introduction section of our proxy statement regarding how to revoke a proxy and how to vote in person.

REVOCABLE PROXY
MACATAWA BANK CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Special Meeting of Shareholders

The undersigned hereby appoints Ronald L. Haan and Jon W. Swets, or either of them, of Macatawa Bank Corporation ("Macatawa"), with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Macatawa that the undersigned is entitled to vote at Macatawa's Special Meeting of Shareholders (the "Meeting"), to be held on March [●], 2011, at the Pinnacle Center, located at 3330 Highland Drive, Hudsonville, Michigan 49426, at [•] local time, and any and all adjournments and postponements thereof of the Meeting, on all matters that come before, and on all matters incident to the conduct of, the Meeting and any and all adjournments or postponements of the Meeting.

[ X ]  PLEASE MARK VOTES AS IN THIS EXAMPLE

1. To amend our Articles of Incorporation to increase the number of authorized shares of our common stock from 40,000,000 to 200,000,000 shares.

                [   ]  For          [   ]  Against     [   ] Abstain

2. To adjourn the special meeting of shareholders, if necessary, to allow time for further solicitation of proxies if there are insufficient votes present at the meeting to approve Proposal 1.

                [   ]  For          [   ]  Against     [   ] Abstain

The Board of Directors recommends a vote "FOR" Proposals 1 and 2.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR BOTH PROPOSALS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTER THAT MAY COME BEFORE, AND ON ANY MATTER INCIDENT TO THE CONDUCT OF, THE MEETING.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

Detach above card, sign, date and mail in postage paid envelope provided.

MACATAWA BANK CORPORATION

This proxy may be revoked at any time before it is voted by: (i) filing with the Secretary of Macatawa at or before the Meeting a written notice of revocation bearing a later date than this proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of Macatawa at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of this proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be considered terminated and of no further force and effect.

The undersigned acknowledges receipt from Macatawa, prior to the execution of this proxy, of Notice of the Special Meeting and a Proxy Statement.

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www. [•]